Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS ANNOUNCES RESIGNATION OF DAVID P. WRIGHT

Michael Kelly Appointed Vice President of Sales and Marketing

BALTIMORE, MD, December 3, 2002 – Guilford Pharmaceuticals Inc. (NASDAQ: GLFD) today announced that David P. Wright has resigned from his position as President and Chief Business Officer, effective December 13, 2002, in order to pursue new professional opportunities. The Company also announced today that it has appointed Michael Kelly as Vice President of Sales and Marketing.

“Since joining Guilford in November 2000, Dave has done an excellent job building our commercial operations group, which is now staffed by professionals from all disciplines of sales and marketing,” remarked Craig R. Smith, Chairman and Chief Executive Officer. “While we’re saddened by David’s departure, I am confident that Mr. Kelly, who joins us to assume the position of Vice President, Sales and Marketing, will provide strong leadership for our commercial group. I am grateful to Dave for his contributions to our organization, and wish him future success in his new endeavors.”

In speaking of his resignation Mr. Wright remarked, “My decision to leave Guilford was a very difficult one. During my time at Guilford I have achieved important personal and professional goals, and have been fortunate to meet and work with an outstanding group of people. While a difficult decision, I have decided to tender my resignation to pursue new professional opportunities. I remain very excited about Guilford’s future, and will continue to participate in the Company’s corporate affairs as a member of the Board of Directors.”

As Mr. Wright’s successor, Michael Kelly brings a strong commercial background to his new position as Vice President, Sales and Marketing. Formerly Vice President, Sales for ViroPharma Inc., Mr. Kelly is an accomplished sales and marketing executive with over 15 years experience in the industry. During his tenure at ViroPharma he was responsible for developing and implementing a corporate sales plan, which included recruiting and training a 214-person primary care sales force and developing promotional programs which helped to establish the company’s co-marketed product, Nasacort®AQ nasal spray, as the fastest growing product in its class. Prior to serving with Viropharma, Mr. Kelly held various positions in sales for TAP Pharmaceuticals.

“I’m very enthusiastic about joining Guilford Pharmaceuticals,” said Mr. Kelly. “Guilford has a very impressive development pipeline with a well-established commercial infrastructure. Over the next 12-18 months Guilford is positioned to achieve important milestones, including: potential label expansion for GLIADEL® Wafer in the United States and Europe; potential in-licensing opportunities to further expand the Company’s commercial business, and additional progress in its GPI 1485 and AQUAVAN® Injection clinical development programs. I look forward to contributing to the achievement of these important objectives.”

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company that discovers, develops and markets novel pharmaceutical products targeting the hospital and neurological markets.

For more information about GLIADEL® Wafer, visit www.gliadel.com. For more information about Guilford Pharmaceuticals, visit www.guilfordpharm.com

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Contact:	Guilford Pharmaceuticals Inc. Stacey Jurchison 410.631.5022

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2002, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the FDA or European regulatory authorities will approve a label expansion for GLIADEL® Wafer beyond its current indication, that the Company will be successful in efforts to in-license additional commercial products, or that GPI 1485 and AQUAVAN® Injection will continue to progress through clinical development.